SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 18, 2007 (July 15, 2007)

ENIGMA SOFTWARE GROUP, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-50561	20-2675930
(State or Other Jurisdiction or Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 Southfield Avenue, Suite 1432, Stamford, CT 06902
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code (888) 360-0646

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 15, 2007, Enigma Software Group, Inc., a Delaware corporation (the “Company”), reached an agreement with its secured lender, Dutchess Private Equities Fund, Ltd. as successor in interest to Dutchess Private Equities Fund, LP & Dutchess Private Equities Fund, II, LP (“Dutchess”) regarding all liquidated damages due from the Company to Dutchess, which the Company and Dutchess estimate to be approximately $1,000,000, plus additional daily accruals, resulting principally from the Company’s failure to have its recent registration statement on Form SB-2 declared effective by the Securities and Exchange Commission prior to the deadline stipulated in the loan documents between the Company and Dutchess, and the inability of the Company to make the required loan principal payments resulting from such delay in effectiveness.

In consideration for Dutchess’ agreement to consider these liquidated damages as satisfied, the Company has agreed to issue to Dutchess a warrant (the “Warrant”) to purchase 25,000,000 shares of the Company’s common stock at a price equal to $0.01 per share. The term of the Warrant shall be five years and shall have registration rights. In addition, the Company shall provide a convertible debenture to Dutchess in the amount of $500,000 (the “New Debenture”) on the same terms and conditions as the existing debenture. The Company shall be required to pay interest only on the New Debenture. As for the existing debenture, the Company shall make regular monthly payments of interest and principal, beginning August 1, 2007.

Item 3.02.	Unregistered Sales of Equity Securities.

See disclosure under Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Exhibit

99.1	Letter Agreement in principal between the Company and Dutchess entered into July 15, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENIGMA SOFTWARE GROUP, INC.

Date: July 18, 2007	By:	/s/ Alvin J. Estevez
Alvin J. Estevez
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Letter Agreement in principal between the Company and Dutchess entered into July 15, 2007.